PRESSRELEASE
www.HelixESG.com

Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060 · 281-618-0400 • Fax: 281-618-0505

For Immediate Release	07-028

	Contact:	Wade Pursell
Date: December 19, 2007	Title:	Chief Financial Officer
HELIX ENERGY SOLUTIONS PRICES $550 MILLION OF 9.5% SENIOR UNSECURED NOTES DUE 2016
HOUSTON, TX. — Helix Energy Solutions (NYSE: HLX) announced today that it has priced a private offering of $550 million aggregate principal amount of 9.5% Senior Unsecured Notes due 2016. The transaction was upsized from the previously announced offering size of $500 million. Interest on the notes is payable January 15 and July 15 of each year, beginning July 15, 2008. Certain of the Company’s domestic subsidiaries will fully and unconditionally guarantee the notes.
The Company intends to use the net proceeds of the proposed offering to repay outstanding indebtedness under its senior secured credit facilities.
The notes will not initially be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The notes may be resold by the initial purchasers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
Martin Ferron, Helix’s President and Chief Executive Officer, stated, “This financing, and the related amendment to our existing Senior Credit Facilities which we will enter into in conjunction with this financing, provide Helix with significant flexibility to pursue the strategic business initiatives that we believe will be key to continued growth, and will allow us to further enhance shareholder value. The ability to complete this offering in a challenging credit market highlights the strength of our business model.”
This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2006, as amended. We assume no obligation and do not intend to update these forward-looking statements.